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                                                                   EXHIBIT 10.11


                   AMENDMENTS TO QUINTILES TRANSNATIONAL CORP.
                            EQUITY COMPENSATION PLAN


1.       FEBRUARY 1, 1996 - AMENDMENT PERMITTING DELEGATION OF COMMITTEE'S
         POWERS

         Effective February 1, 1996, the Board of Directors of Quintiles Transnational Corp. (the "Board") amended the Quintiles Transnational Corp. Equity Compensation Plan (the "Plan") as follows:

                  Section 3.1 shall be amended by deleting the third sentence in its entirety and inserting in lieu thereof the following two sentences:

                  The Committee, in its discretion, may delegate to one or more of its members, or to one or more officers of the Corporation, all or part of the Committee's authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Act; provided, however, that such persons must exercise any authority so delegated to them within any guidelines established by the Committee. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.


2. OCTOBER 24, 1996 - AMENDMENT ALLOWING COMMITTEE TO SET TIMES AND CONDITIONS UPON WHICH A NONQUALIFIED STOCK OPTION WILL TERMINATE UPON TERMINATION OF EMPLOYMENT

         Effective October 24, 1996, the Board amended the Plan as follows:

                  Article V shall be amended by deleting Section 5.3 in its entirety and inserting in lieu thereof a new Section 5.3 substantially in the form that follows:

         5.3 The times and conditions upon which a Nonqualified Stock Option and its related Stock Right, if any, will terminate where a Participant to whom such an option and related right has been granted under the Plan terminates, or the Corporation terminates, his or her employment, consultant, or service relationship with the Corporation shall be determined by the Committee when the option and related right are granted; provided, however, that in no event


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                  shall an option or related right be exercisable more than ten
                  (10) years from the date it was granted. Nothing in the Plan or in any option or related right granted pursuant to the Plan shall (a) confer on any individual any right to continue in the employ of the Corporation or to continue any consultant or service relationship with the Corporation or (b) interfere in any way with the Corporation's right to terminate such individual's employment, consultant or service relationship at any time.

3.       JANUARY 1, 1998 - AMENDMENT DELETING ARTICLE REGARDING NONDISCRETIONARY
         AWARDS

         Effective January 1, 1998, the Board amended the Plan in response to changes in securities rules that made it unnecessary to make formula awards of stock options to outside directors in order to avoid potential short-swing liability associated with such awards. The amendment deleted Article IX of the Plan, which provided for formula awards, in its entirety.